Exhibit 10.10
BASE CONTRACT FOR THE
SALE AND PURCHASE OF NATURAL GAS
This Base Contract is entered into as of the following date: July 1, 2001, 9:00 a.m.
The parties to this Base Contract are the following:

EnerVest Monroe Marketing, Ltd.	and	Cargas Operating Company
P. O. Box 219, Fairbanks, LA 71240		P.O. Box 2807, Monroe, LA 71207-2807
Duns #		Duns #

Contract # EVM 01- 10		Contract # EVM 01-10
Attn: Mr. Jimmy Pardue		Attn: Mr. Barrie Primos
Phone: 318) 665-4506 Fax: 318) 665-4612		Phone: 318) 322-1661 Fax:318) 340-9204
Federal Tax ID Number:		Federal Tax ID Number: 72-1326885

Invoices and Payments:
Same as above		Same as above
Wire Transfer or ACH Nos. (if applicable)		Wire Transfer or ACH Nos. (if applicable)

This Base Contract incorporates by reference for all purposes the General Terms and Conditions for Short-Term Sale and Purchase of Natural Gas published by the Gas Industry Standards Board. The parties hereby agree to the following provisions offered in said General Terms and Conditions (select only one from each box, but see “Note” relating to Section 2.24):

Section 1.2 Transaction Procedure	☐ Oral ☑ Written	Section 6. Taxes	☐ Buyer Pays At and After Delivery Point ☑ Seller Pays Before and At Delivery Point

Section 2.4 Confirm Deadline	☑ 2 Business Days after receipt (default) ☐ Business Days after receipt	Section 7.2 Payment Date	28th day of Month following Month of delivery.

Section 2.5 Confirming Party	☐ Seller ☑ Buyer ☐	Section 7.2 Method of Payment	☐ Wire Transfer (WT) ☐ Automated Clearinghouse (ACH) ☑ Check

Section 3.2 Performance Obl.	☐ Cover Standard ☑ Spot Price Standard	Section 13.5 CHOICE OF LAW: Louisiana

Section 2.24 - Contract Price: The price for gas delivered under this Base Contract shall be equal to the bid week “Delivered to Pipeline” average of the Natural Gas Week, Louisiana Gulf Coast Onshore Index and North Louisiana Index, for the Month of actual deliveries, less $0.10, on a wet MMBtu basis.
☑ Special Provisions: This Base Contract is subject to all of the terms and conditions set forth in the “Gas Transportation Agreement,” dated effective July 1, 2001, between EnerVest Monroe Gathering, Ltd. and Seller.
IN WITNESS WHEREOF, the parties hereto have executed this Base Contract in duplicate.

EnerVest Monroe Marketing, Ltd.		Cargas Operating Company

By	/s/ Mark A. Houser	By	/s/ Barringer K. Primos
Barringer K. Primos
Title Vice President		Title President
DISCLAIMER: The purposes of this Contract are to facilitate trade, avoid misunderstandings and make more definite the terms of contracts of purchase and sale of natural gas. This Contract is intended for Interruptible transactions or Firm transactions of one month or less and may not be suitable for Firm transactions of longer than one month. Further, GISB does not mandate the use of this Contract by any party. GISB DISCLAIMS AND EXCLUDES, AND ANY USER OF THIS CONTRACT ACKNOWLEDGES AND AGREES TO GISB’S DISCLAIMER OF, ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THIS CONTRACT OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE (WHETHER OR NOT GISB KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. EACH USER OF THIS CONTRACT ALSO AGREES THAT UNDER NO CIRCUMSTANCES WILL GISB BE LIABLE FOR ANY DIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY USE OF THIS CONTRACT.

Copyright © 1996-2001 Gas Industry Standards Board, Inc. All rights reserved.	GISB Standard 6.3.1 Ratified January 7, 2000

GENERAL TERMS AND CONDITIONS
BASE CONTRACT FOR THE
SALE AND PURCHASE OF NATURAL GAS
SECTION 1. PURPOSE AND PROCEDURES
1.1. These General Terms and Conditions are intended to facilitate purchase and sale transactions of Gas on a Firm or Interruptible basis. “Buyer” refers to the party receiving Gas and “Seller” refers to the party delivering Gas.
The parties have selected either the “Oral” version or the “Written” version of transaction procedures as indicated on the Base Contract.
Oral Transaction Procedure:
1.2 The parties will use the following Transaction Confirmation procedure. Any Gas purchase and sale transaction may be effectuated in an EDI transmission or telephone conversation with the offer and acceptance constituting the agreement of the parties. The parties shall be legally bound from the time they so agree to transaction terms and may each rely thereon. Any such transaction shall be considered a ”writing” and to have been “signed”. Notwithstanding the foregoing sentence, the parties agree that Confirming by facsimile, EDI or mutually agreeable electronic means. Confirming Party adopts its confirming letterhead, or the like, as its signature on any Transaction Confirmation as the identification and authentication of Confirming Party.
Written Transaction Procedure:
1.2 The parties will use the following Transaction Confirmation procedure. Should the parties come to an agreement regarding a Gas purchase and sale transaction for a particular Delivery Period, the Confirming Party shall, and the other party may, record that agreement on a Transaction Confirmation and communicate such Transaction Confirmation by facsimile, EDI or mutually agreeable electronic means, to the other party by the close of the Business Day following the date of agreement. The parties acknowledge that their agreement will not be binding until the exchange of non-conflicting Transaction Confirmation or the passage of the Confirm Deadline without objection from the receiving party, as provided in Section 1.3.
1.3 If a sending party’s Transaction Confirmation is materially different from the receiving party’s understanding of the agreement referred to in Section 1.2., such receiving party shall notify the sending party via facsimile by the Confirm Deadline, unless such receiving party has previously sent a Transaction Confirmation to the sending party. The failure of the receiving party to so notify the sending party in writing by the Confirm Deadline constitutes the receiving party’s agreement to the terms of the transaction described in the sending party’s Transaction Confirmation. If there are any material differences between timely sent Transaction Confirmations governing the same transaction, then neither Transaction Confirmation shall be binding until or unless such differences are resolved including the use of any evidence that clearly resolves the differences in the Transaction Confirmations. The entire agreement between the parties shall be those provisions contained in both the Base Contract and any effective Transaction Confirmation. In the event of a conflict among the terms of (i) a Transaction Confirmation, (ii) the Base Contract, and (iii) these General Terms and Conditions, the terms of the documents shall govern in the priority listed in this sentence.
SECTION 2 DEFINITIONS
2.1. “Base Contract” shall mean a contract executed by the parties that incorporates these General Terms and Conditions by reference, that specifies the agreed selections of provisions contained herein, and that sets forth other information required herein.
2.2 “British thermal unit” or “Btu” shall have the meaning ascribed to it by the Receiving Transporter.
2.3 “Business Day” shall mean any day except Saturday, Sunday or Federal Reserve Bank holidays.
2.4 “Confirm Deadline” shall mean 5.00 p.m. in the receiving party’s time zone on the second Business Day following the Day a Transaction Confirmation is received, or if applicable, on the Business Day agreed to by the parties in the Base Contract; provided, if the Transaction Confirmation is time stamped after 5:00 p.m. in the receiving party’s time zone, it shall be deemed received at the opening of the next Business Day.
2.5. “Confirming Party” shall mean the party designated in the Base Contract to prepare and Forward Transaction Confirmations to the other party.
2.6. “Contract” shall mean the legally binding relationship established by (i) the Base Contract, (ii) the provisions contained in any effective Transaction Confirmation and (iii) the Gas Transportation Agreement.
2.7. “Contract Price” shall mean the amount expressed in U.S. Dollars per MMBtu, as evidenced by the Contract Price on the Transaction Confirmation.
2.8. “Contract Quantity” shall mean the quantity of Gas to be delivered and taken as set forth in the Transaction Confirmation.
2.9. “Cover Standard”, if applicable, shall mean that if there is an unexcused failure to take or deliver any quantity of Gas pursuant to this Contract, then the non-defaulting party shall use commercially reasonable efforts to obtain Gas or alternate fuels, or sell Gas, at a price reasonable for the delivery or production area, as applicable, consistent with: the amount of notice provided by the defaulting party; the immediacy of the Buyer’s Gas consumption needs or Seller’s Gas sales requirements, as applicable; the quantities involved; and the anticipated length of failure by the defaulting party.

Copyright © 1996-2001 Gas Industry Standards Board, Inc. All rights reserved.	GISB Standard 6.3.1 Ratified January 7, 2000

2.10. “Day” shall mean a period of 24 consecutive hours, coextensive with a “day” as defined by the Receiving Transporter in a particular transaction.
2.11. “Delivery Period” shall be the period during which deliveries are to be made as set forth in the Transaction Confirmation.
2.12. “Delivery Point(s)” shall mean such point(s) as are mutually agreed upon between Seller and Buyer as set forth in the Transaction Confirmation.
2.13. “EDI” shall mean an electronic data interchange pursuant to an agreement entered into by the parties, specifically relating to the communication of Transaction Confirmations under this Contract.
2.14. “EFP” shall mean the purchase, sale or exchange of natural Gas as the “physical” side of an exchange for physical transaction involving gas futures contracts. EFP shall incorporate the meaning and remedies of “Firm”.
2.15. “Firm” shall mean that either party may interrupt its performance without liability only to the extent that such performance is prevented for reasons of Force Majeure; provided, however, that during Force Majeure interruptions, the parry invoking Force Majeure may be responsible for any Imbalance Charges as set forth in Section 4.3. related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by the Transporter.
2.16. “Gas” shall mean any mixture of hydrocarbons and non-combustible gases in a gaseous state consisting primarily of methane.
2.17. “Imbalance Charges” shall mean any fees, penalties, costs or charges (in cash or in kind) assessed by a Transporter for failure to satisfy the Transporter’s balance and/or nomination requirements.
2.18 “Interruptible” shall mean that either party may interrupt its performance at any time for any reason, whether or not caused by an event of Force Majeure, with no liability, except such interrupting party may be responsible for any Imbalance Charges as set forth in Section 4.3 related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by Transporter.
2.19 “MMBtu” shall mean one million British thermal units which is equivalent to one dekatherm.
2.20 “Month” shall mean the period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month For the purpose of measuring and paying for production, a Month may cover the period of time shown on the chart. For example, if charts are pulled on the 29th of that month, a Month for production shall mean from the 29th of the month to the 29th of the next month.
2.21 “Payment Date” shall mean a date, selected by Buyer under the Gas Transportation Agreement and Sections 7.1 or 7.2 below, on which payment is due to be mailed to Seller for Gas received by Buyer in the previous Month.
2.22 “Receiving Transporter” shall mean the Transporter receiving Gas at a Delivery Point, or absent such receiving Transporter, the Transporter delivering Gas at a Delivery Point.
2.23 “Scheduled Gas” shall mean the quantity of Gas confirmed by Transporter(s) for movement, transportation or management, as further set forth in Paragraph 3.2 (on a Interruptible basis) and the Gas Transportation Agreement.
2.24 “Spot Price” as referred in Section 3.2 shall mean the price listed in the publication specified by the parties in the Base Contract, under the listing applicable to the geographic location closest in proximity to the Delivery Point(s) for the relevant Month; provided, if there is no single price published for such location for such Month, but there is published a range of prices, then the Spot Price shall be average of such high and low prices. If no price or range, of prices is published for such Month, then the Spot Price shall be the average of the following: (i) the price (determined as stated above) for the first Month for which a price or range of prices is published that next precedes the relevant Month; and (ii) the price (determined as stated above) for the first Month for which a price or range of prices is published that next follows the relevant Month.
2.25 “Transaction Confirmation” shall mean the document, substantially in the form of Exhibit A, setting forth the terms of a purchase and sale transaction formed pursuant to Section 1 for a particular Delivery Period.
2.26 “Transporter(s)” shall mean all Gas gathering or pipeline companies, or local distribution companies, acting in the capacity of a transporter, transporting Gas for Seller or Buyer upstream or downstream, respectively, of the Delivery Point pursuant to a particular Transaction Confirmation.
2.27. “Transportation Agreement” or “Gas Transportation Agreement” shall mean the Gas Transportation Agreement between Seller and EnerVest Monroe Gathering, Ltd., dated effective July 1, 2001, governing the terms for transportation of all gas purchased under this Contract. All of the terms, conditions and provisions of the “Gas Transportation Agreement” are incorporated in this Contract, just as if fully written herein. In the event of a conflict between the Base Contract, the Transaction Confirmation and the Gas Transportation Agreement, the terms of the Gas Transportation Agreement will control.
SECTION 3 PERFORMANCE OBLIGATION
3.1. Seller agrees to sell and deliver, and Buyer agrees to receive and purchase, the Contract Quantity for a particular transaction in accordance with the terms of the Contract, Sales and purchases will be on a Firm or Interruptible basis, as specified in the Transaction Confirmation.
The parties have selected the “Cover Standard” version or the “Spot Price Standard” version as indicated on the Base Contract.

Copyright © 1996-2001 Gas Industry Standards Board, Inc. All rights reserved.	GISB Standard 6.3.1 Ratified January 7, 2000

Cover Standard:
3.2 In addition to any liability for Imbalance Charges, which shall not be recovered twice by the following remedy, the exclusive and sole remedy of the parties in the event of a breach of a Firm obligation shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the positive difference, if any, between the purchase price paid by Buyer utilizing the Cover Standard for replacement Gas or alternative fuels and the Contract Price, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually delivered by Seller for such Day(s); or (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in the amount equal to the positive difference, if any, between the Contract Price and the price received by Seller utilizing the Cover Standard for the resale of such Gas, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually taken by Buyer for such Day(s); or (iii) in the event that Buyer has used commercially reasonable efforts to replace the Gas or Seller has used commercially reasonable efforts to sell the Gas to a third party, and no such replacement or sale is available, then the exclusive and sole remedy of the non-breaching party shall be any unfavorable difference between the Contract Price and the Spot Price, adjusted for such transportation to the applicable Delivery Point multiplied by the difference between the Contract Quantity and the quantity actually delivered by Seller and received by Buyer for such Day(s).
Spot Price Standard: (Interruptible Basis)
3.2 In addition to any liability for Imbalance Charges, which shall not be recovered twice by the following remedy, the exclusive and sole remedy of the parties in the event of a breach of a Firm obligation shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the Contract Price from the Spot Price; (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the applicable Spot Price from the Contract Price.
3.3. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER THIS CONTRACT, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES.
SECTION 4. TRANSPORTATION, NOMINATIONS AND IMBALANCES
4.1. Seller shall have the sole responsibility for transporting the Gas to the Delivery Point(s) and for delivering such Gas at a pressure sufficient to effect such delivery but not to exceed the maximum operating pressure of the Receiving Transporter. Buyer shall have the sole responsibility for transporting the Gas from the Delivery Point(s).
4.2. The parties shall coordinate their nomination activities, giving sufficient time to meet the deadlines of the affected Transporter(s). Each party shall give the other party timely prior notice, sufficient to meet the requirements of all Transporter(s) involved in the transaction, of the quantities of Gas to be delivered and purchased each Day Should either party become aware that actual deliveries at the Delivery Point(s) are greater or lesser than the Scheduled Gas, such party shall promptly notify the other party.
4.3. The parties shall use commercially reasonable effort to avoid imposition of any Imbalance Charges. If Buyer or Seller receives an invoice from a Transporter that includes Imbalance Charges, the parties shall determine the validity as well as the cause of such Imbalance Charges. If the Imbalance Charges were incurred as a result of Buyer’s actions or inactions (which shall include, but shall not be limited to, Buyer’s failure to accept quantities of Gas equal to the Scheduled Gas), then Buyer shall pay for such Imbalance Charges, or reimburse Seller for such Imbalance Charges paid by Seller to the Transporter. If the Imbalance Charges were incurred as a result of Seller’s actions or inactions (which shall include, but shall not be limited to, Seller’s failure to deliver quantities of Gas equal to the Scheduled Gas), then Seller shall pay for such Imbalance Charges, or reimburse Buyer for such Imbalance Charges paid by Buyer to the Transporter.
SECTION 5. QUALITY AND MEASUREMENT
All Gas delivered by Seller shall meet the quality and heat content requirements of the Receiving Transporter, and the Quality Specifications set forth in the Gas Transportation Agreement. The unit of quantity measurement for purposes of this Contract shall be one MMBtu on a wet basis. Measurement of Gas quantities hereunder shall be in accordance with the established procedures of the Receiving Transporter.
SECTION 6. TAXES
The parties have selected either the “Buyer Pays At and After Delivery Point” version or the “Seller Pays Before and At Delivery Point” version as indicated on the Base Contract.
Buyer Pays At and After Delivery Point:
Seller shall pay or cause to be paid all taxes, fees, levies, penalties licenses or charges imposed by any government authority (“Taxes”) on or with respect to the Gas prior the Delivery Points(s). Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas at the Delivery Point(s) and all Taxes after the Delivery Point(s). If a party is required to remit or pay Taxes that are the other party’s

Copyright © 1996-2001 Gas Industry Standards Board, Inc. All rights reserved.	GISB Standard 6.3.1 Ratified January 7, 2000

responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.
Seller Pays Before and At Delivery Point:
Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority (“Taxes”) on or with respect to the Gas prior to the Delivery Point(s) and Taxes at the Delivery Point(s). Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas after the Delivery Point(s). If a party is required to remit of pay Taxes which are the other party’s responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.
SECTION 7. BILLING, PAYMENT AND AUDIT
7.1 Buyer shall pay Seller for gas by the 28th day of the Month following the Month of delivery, by payment of a net check, which represents the amount due Seller after deducting all Transportation Fees and other costs as further set forth in the Gas Transportation Agreement. The net check will be accompanies by a statement showing the amount of Gas delivery and re-delivered in the preceding Month and for any other applicable charges, providing supporting documentation acceptable in industry practice to support the amount charged. If the actual quantity delivered is not known due to the failure to timely deliver charts as provided in the Gas Transportation Agreement, billing will be prepared based on the estimated quantity of Scheduled Gas as allowed by the Gas Transportation Agreement.
7.2 If Buyer does not elect to send a net check for the purchased gas, less transportation fees and other costs, as set forth in Section 7.1 above, Buyer shall remit the amount due in the manner specified in the Base Contract, in immediately available funds, on or before the later of the Payment Date; provided that if the Payment Date is not a Business Day, payment is due on the next Business Day following that date. If Buyer fails to remit the full amount payable by it when due, interest on the unpaid portion shall accrue at a rate equal to the lower of (i) the then-effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent per annum from the date due until the date of payment; or (ii) the maximum applicable lawful interest rate. If Buyer, in good faith, disputes the amount of any such statement or any part thereof, Buyer must provide supporting documentation acceptable in industry practice to support the amount paid or disputed. In any event, Buyer shall have the right to suspend payment, without interest, for any Gas received to which Seller’s title is disputed, until such disputed are resolved to the satisfaction of Buyer.
7.3 If the event any payments are due Buyer hereunder, payment to Buyer shall be made in accordance with Section 7.1 and 7.2 above.
7.4 A party shall have the right, at its own expense, upon reasonable notice and at reasonable times, to examine the books and records of the other party only to the extent reasonable necessary to verify the accuracy of any statement, charge, payment, or computation made under the Contract. This examination right shall not be available with respect to proprietary information not directly relevant to transactions under this Contract. All invoices and billings shall be conclusively presumed final and accurate unless objected to in writing, with adequate explanation and/or documentation, within two years after the Month of Gas delivery. All retroactive adjustments under Section 7. shall be paid in full by the party owing payment within 30 days of notice and substantiation of such inaccuracy.
SECTION 8. TITLE, WARRANTY AND INDEMNITY
8.1 Unless otherwise specifically agreed, title to the Gas shall pass from Seller to Buyer at the Delivery Point(s). Seller shall have responsibility for and assume any liability with respect to the Gas prior to its delivery to Buyer at the specified Delivery Point(s). Buyer shall have responsibility for and assume any liability with respect to said Gas after its delivery to Buyer at the Delivery Point(s).
8.2 Seller warrants that it will have the right to convey and will transfer good and merchantable title to all Gas sold hereunder and delivered by it to Buyer, free and clear of all liens, encumbrances, and claims.
8.3 Seller agrees to indemnify Buyer and save it harmless from all losses, liabilities or claims including attorneys’ fees and costs of court (“Claims”), from any and all persons, arising from or out of claims of title, personal injury or property damage from said Gas or other charges thereon which attach before title passed to Buyer. Buyer agrees to indemnify Seller and save it harmless from all Claims, from any and all persons, arising from or out of claims regarding payment, personal injury or property damage from said Gas or other charges thereon which attach after title passes to Buyer.
8.4 Notwithstanding the other provision of this Section 8, as between Seller and Buyer, Seller will be liable for all Claims to the extent that such arise from the failure of Gas delivered by Seller to meet the quality requirements of Section 5.
SECTION 9. NOTICES
9.1. All Transaction Confirmations, invoices, payments and other communications made pursuant to the Base Contract (“Notices”) shall be made to the addresses specified in writing by the respective parties from time to time.
9.2. All Notices required hereunder may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail or hand delivered.
9.3. Notice shall be given when received on a Business Day by the addressee. In the absence of proof of the actual receipt date, the following presumptions will apply. Notices sent by facsimile shall be deemed to have been received upon the sending party’s receipt of its facsimile machine’s confirmation of successful transmission, if the day on which such facsimile is received is not a Business Day or is after five p.m. on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day. Notice by overnight

Copyright © 1996-2001 Gas Industry Standards Board, Inc.	GISB Standard 6.3.1
All rights reserved.	Ratified January 7, 2000

mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving party. Notice via first class mail shall be considered delivered two Business Days after mailing.
SECTION 10. FINANCIAL RESPONSIBILITY
10.1. When reasonable grounds for insecurity of payment or title to the Gas arise, either party may demand adequate assurance of performance. Adequate assurance shall mean sufficient security in the form and for the term reasonably specified by the party demanding assurance, including, but not limited to, a standby irrevocable letter of credit, a prepayment, a security interest in an asset acceptable to the demanding party or a performance bond or guarantee by a creditworthy entity. In the event either party shall (i) make an assignment or any general arrangement for the benefit of creditors; (ii) default in the payment or other obligation to the other party, and fail to cure the default within 10 Days after notice of default; (iii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (iv) otherwise become bankrupt or insolvent (however evidenced); or (v) be unable to pay its debts as they fall due because of insolvancy or legal impediment; then the other party shall have the right to either withhold and/or suspend deliveries or payment, or terminate the Contract if the default is not cured within 10 days after notice, in addition to any and all other remedies available hereunder.
10.2. Each party reserves to itself all rights, set-offs, counterclaims, and other defenses which it is or may be entitled to arising from the Contract.
SECTION 11. FORCE MAJEURE
11.1. Except with regard to a party’s obligation to make payment due under Section 7, and Imbalance Charges under Section 4, neither party shall be liable to the other for failure to perform a Firm obligation, to the extent such failure was caused by Force Majeure. The term “Force Majeure” as employed herein means any cause not reasonably within the control of the party claiming suspension, as further defined in Section 11.2.
11.2. Force Majeure shall include but not be limited to the following (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe; (ii) weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells or lines of pipe; (iii) interruption of firm transportation and/or storage by Transporters; (iv) acts of others such as strikes , lockouts or other industrial disturbances, riots, sabotage, insurrections or wars; (v) failure of gathering or transmission pipelines; (vi) the failure of Buyer’s gas purchaser to take any or all delivered gas; and (vii) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, or regulation promulgated by a governmental authority having jurisdiction. Seller and Buyer shall make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance.
11.3. Neither party shall be entitled to the benefit of the provisions of Force Majeure to the extent performance or non- performance is caused by (i) the breach of any covenants or obligations, due in accordance with this Contract, after such time when the breach could be remedied with reasonable dispatch; or (ii) economic hardship. The party claiming Force Majeure shall not be excused from its responsibility for Imbalance Charges.
11.4. Notwithstanding anything to the contrary herein, the parties agree that the settlement of strikes, lockouts or other industrial disturbances shall be entirely within the sole discretion of the party experiencing such disturbance.
11.5. The party whose performance is prevented by Force Majeure must provide notice to the other party. Initial notice may be given orally; however, written notification with reasonably full particulars of the event or occurrence is required as soon as reasonably possible. Upon providing written notification of Force Majeure to the other party, the affected party will be relieved of its obligation to make or accept delivery of Gas as applicable to the extent and for the duration of Force Majeure, and neither party shall be deemed to have failed in such obligations to the other during such occurrence or event.
SECTION 12. TERM
This Contract is for an initial term of six (6) months, an thereafter may be terminated on 30 days’ written notice, which termination shall be effective on the 1st Day of the Month after the 30 Day written notice is received by the other party or until the expiration of the latest Delivery Period of any Transaction Confirmation(s). After the end of the initial six month term, the failure of either party to provide a Transaction Conformation will not result in cancellation, and this Contract shall continue from Month to Month until such 30 day written notice is given, as provided above. Buyer shall also have the right to cancel this Contract by giving 30 Day prior notices, in the event that it becomes uneconomic to purchase gas under the terms of this Contract, as determined in Buyer’s sole opinion. The rights of either party pursuant to Section 7.4, the obligations to make payment hereunder and the obligation of either party to indemnify the other, pursuant hereto shall survive the termination of the Base Contract, any Transaction Confirmation and the Gas Transportation Agreement.
SECTION 13. MISCELLANEOUS
13.1. This Contract shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, and heirs of the respective parties hereto, and the covenants, conditions, rights and obligations of this Contract shall run for the full term of this Contract. No assignment of this Contract by Seller, in whole or in part, will be made without the prior written consent of Buyer, which consent will not be

Copyright © 1996-2001 Gas Industry Standards Board, Inc.	GISB Standard 6.3.1
All rights reserved.	Ratified January 7, 2000

unreasonably withheld or delayed; provided, Seller may transfer its interest to any parent or affiliate by assignment, merger or otherwise without the prior approval of the other party, if the security of Buyer is not jeopardized, in Buyer’s opinion. Upon any transfer and assumption, the transferor shall not be relieved of or discharged from any obligations hereunder.
13.2. If any provision in this Contract is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Contract.
13.3. No waiver of any breach of this Contract shall be held to be a waiver of any other or subsequent breach.
13.4. This Contract sets forth all understandings between the parties respecting each transaction subject hereto, and any prior contracts, understandings and representations, whether oral or written, relating to such transactions are merged into and superseded by this Contract and any effective Transaction Confirmation(s). This Contract may be amended only by a writing executed by both parties. The parties expressly terminate, in full, the prior Chart Integration Agreements between Seller and Midcoast Marketing, Inc., which are believed to be dated June 1, 1997.
13.5. The interpretation and performance of this Contract shall be governed by the laws of the state specified by the parties in the Base Contract, excluding, however, any conflict of laws rule, which would apply the law of another jurisdiction.
13.6. This Contract and all provisions herein will be subject to all applicable and valid statutes, rules, orders and regulations of any Federal, State, or local governmental authority having jurisdiction over the parties, their facilities, or Gas supply, this Contract or Transaction Confirmation or any provisions thereof.
13.7. There is no third party beneficiary to this Contract.
13.8. Each party to this Contract represents and warrants that is has full and complete authority to enter into and perform this Contract. Each person who executes this Contract on behalf of either party represents and warrants that it has full and complete authority to do so and that such party will be bound thereby.

Copyright © 1996-2001 Gas Industry Standards Board, Inc.	GISB Standard 6.3.1
All rights reserved.	Ratified January 7, 2000

EXHIBIT A
TRANSACTION CONFIRMATION
FOR IMMEDIATE DELIVERY

EnerVest Monroe Marketing, Ltd.

P.O. Box 219

Fairbanks, La 71240

Date: July 1, 2001

Transaction Confirmation # : EVM 01-10

This Transaction Confirmation is subject to the Base Contract between Seller and Buyer dated effective at 9:00 am, July 1, 2001. The terms of this Transaction Confirmation are binding unless disputed in writing within 2 Business Days of receipt unless otherwise specified in the Base Contract.

SELLER:	Cargas Operating Company	BUYER:	EnerVest Monroe Marketing, Ltd.
	P. O. Box 2807		P.O. Box 219
	Monroe, LA 71207-2807		Fairbanks, La 71240

	Attn: Mr. Barringer K. Primos		Attn: Jimmy Pardue

	Phone: 318)322-1661		Phone: 318)665-4506
	Fax: 318)340-9204		Fax: 318)665-4612
Contract Price: The price for gas delivered by Seller to the Delivery Point(s) shall be equal to the bid week “Delivered to Pipeline” average of the Natural Gas Week, Louisiana Gulf Coast Onshore Index and North Louisiana Index, for the Month of actual deliveries, less $0.10, on a wet MMBtu basis.

Delivery Period: Begin: 9:00 a.m., July 1, 2001	End: 9:00 a.m., January 1, 2002, and Month to Month thereafter, unless 30 day notice is given in accordance with Section 12 of the Base Contract. See Section 12 for the “Term” of the Base Contract.
Performance Obligation and Contract Quantity: Interruptible, as further provided in the Gas Transportation Agreement, concerning the Performance and Quality Obligations, among other things.

Firm (Fixed Quantity):	Firm (Variable Quantity):	☑ Interruptible
MMBtus/day	MMBtus/day Minimum	Up to available pipeline excess capacity

☐ EFP	MMBtus/day Maximum subject to Section 4.2 at election of ☐ Buyer or ☐ Seller
Delivery Point(s): Transporter’s Cargas Meter # 997847, as further described in the Gas Transportation Agreement between Seller and EnerVest Monroe Gathering, Ltd., dated effective July 1, 2001.
Special Conditions: The purchase of any gas is subject to and governed by the terms and conditions set forth in the Gas Transportation Agreement between Seller and EnerVest Monroe Gathering, Ltd., dated effective July 1, 2001.

Seller: Cargas Operating Company		Buyer: EnerVest Monroe Marketing, Ltd.

By:	/s/ Barringer K. Primos	By:	/s/ Mark A. Houser

	Barringer K. Primos		Title: Vice President
Title: President

Date: June 21, 2001, but effective July 1, 2001		Date: June 22, 2001, but effective July 1, 2001

Copyright © 1996-2001 Gas Industry Standards Board, Inc. All rights reserved.	GISB Standard 6.3.1 Ratified January 7, 2000

GAS TRANSPORTATION AGREEMENT
(Cargas Station)
EVM 01-10
     This GAS TRANSPORTATION AGREEMENT, including the attached Exhibits (herein collectively called the “Agreement”), is made effective as of July 1, 2001 (the “Effective Date”), between EnerVest Monroe Gathering, Ltd.., a Texas Limited Partnership, whose address is P. O. Box 219, Fairbanks, LA 71240 (“Transporter”) and Cargas Operating Company, whose address is P.O. Box 2807, Monroe, LA 71207-2807 (“Seller”).
ARTICLE I
DELIVERY OF GAS, QUALITY SPEC’S AND RE-DELIVERY
1.1 Delivery Point & Quality, Spec.’s: Seller desires to dedicate natural gas which it owns or controls from various wells in Monroe Field, for transportation through the pipeline system owned by Transporter (or companies with whom Transporter is affiliated), for re-delivery to EnerVest Monroe Marketing, Ltd., Seller’s natural gas purchaser. Seller hereby agrees that:
(a)	All gas produced from any wells behind the Meters listed on Exhibit A (herein called “Dedicated Gas”), is dedicated to Transporter for transportation under this Agreement, as described below;
(b)	All Dedicated Gas will be delivered to Transporter’s Cargas Meter # 997847 (herein called the “Delivery Point”), as further described on Exhibit A, in accordance with the terms set forth on Exhibit B, and

(e)	All Dedicated Gas must meet or exceed the Quality Specifications set forth on Exhibit C.
1.2 Re-Delivery. Transporter will transport all Dedicated Gas that meets its Quality Specifications to the Re-Delivery Point listed in Section “B” of Exhibit B, during times when Transporter has excess capacity available in its pipelines, in accordance with the terms and conditions of this Agreement. Seller understands that Transporter will redeliver gas in a commingled stream to any one or more of the Re-Delivery Point chosen by Transporter or EnerVest Monroe Marketing, Ltd.
ARTICLE II
DEDICATION, TRANSPORTATION AND MINIMUMS
2.1 Dedication: Subject to the Terms and Conditions set forth on Exhibit D, Seller hereby commits and dedicates to Transporter, and Transporter agrees to gather and transport, all natural gas and associated hydrocarbons produced from the wells behind the Meters listed on Exhibit A (herein called “Dedicated Gas”). The term Dedicated Gas shall include all interests that Seller owns, hereafter acquires or controls in the wells, from time to time, including gas under contract with third parties giving Seller the right to market such third parties’ gas produced from the wells. Transporter shall have the exclusive right to transport such Dedicated Gas for the term of this Agreement, and any extension thereof.
2.2 Additional Gas or Wells. If Seller obtains any right, title, or interest (whether by purchase, farm-in, assignment, marketing contract or otherwise), in any additional gas produced from wells behind the Meters listed on Exhibit A, or in other wells in Monroe Field, Seller shall immediately give Transporter notice of the additional interest. Within ten (10) working days after Transporter receives Seller’s notice, it shall give Seller notice of its election to either accept or decline transportation of the additional gas under the terms of this Agreement, for the remaining term of this Agreement, including any extensions. Failure of Transporter to give notice within 10 days after receipt of notice from Seller shall be deemed an election to transport the additional gas. If Seller fails to give notice or if additional gas is transported without Transporter’s knowledge, Transporter shall nevertheless have the right to charge a transportation rate for any gas transported, even though the additional gas or wells are not specifically made subject to this Agreement.
2.3 Transportation Service. Transporter shall use reasonable efforts to accept, at the Delivery Point, the volume of Dedicated Gas (and additional gas which Transporter elects to take) that is owned or controlled by Seller. Transporter shall redeliver and transfer custody of an equivalent volume of natural gas, to EnerVest Monroe Marketing, Ltd., at the Re-Delivery Point. This transportation service is based on availability of capacity, and is therefore on an interruptible basis. Notwithstanding anything to the contrary, Transporter shall not be obligated to accept delivery of or transport volumes of gas in excess of the capacity of its pipeline system, or during times of maintenance or repair, and shall have no liability for failure or refusal to accept such gas. The Transportation Fee shall be calculated based upon the volume of gas, or other substance, received by Transporter at the Delivery Point.
2.4 Available Capacity. Transportation services will be provided only if Transporter has sufficient capacity available after transporting all gas and associated hydrocarbons owned by Transporter, or a related company, partnership or other entity. Seller must also comply with any Nomination Procedures of its gas purchaser or any other party. Transportation may be curtailed at any time, without advance notice, due to equipment failure, inability or refusal of the interconnected transmission pipeline(s) to take delivery of all or part of the gas, lack of available excess capacity on the pipeline system, failure of Seller to properly Nominate any volumes, or as a result of the failure of Seller to comply with the terms of this Agreement. In the event that there is not sufficient capacity available for all gas dedicated to the pipeline system, Transporter, in its sole determination, may elect to curtail all or any portion of the gas committed under this Agreement. Seller acknowledges and understands that production owned or controlled by EnerVest Monroe Partners, LP, EnerVest Monroe Limited Partnership or any related company, partnership or entity, shall have a higher priority of transportation services. Seller acknowledges that Transporter has not made any warranties or representations whatsoever concerning the availability of excess capacity in the pipeline system or the ability to consistently transport Seller’s gas.
2.5 Right to Commingle. Transporter shall be entitled to commingle all gas and associated materials delivered into the pipeline system, including the commingling of Seller’s gas with gas transported for Transporter, its related companies or others, and to transport the commingled stream to the Re-Delivery Point.
ARTICLE III
TRANSPORTATION FEE
3.1 Rate . Seller agrees to pay Transporter a transportation fee often cents (10¢) for each Mcf of gas delivered to Seller’s purchaser (EnerVest Monroe Marketing, Ltd.) at the Delivery Point (“Transportation Fee”). In order to obtain the rights to this fee, Seller must compress all delivered gas, sufficient to enter Transporter’s pipeline and the gas must meet all specifications set forth on Exhibits B, C and D. Transporter shall have the right and option to obtain payment of the Transportation Fee, and any other costs, by electing to either (a) invoice Seller for all fees and costs, or (b) collect the fees and costs by set off, Compensation, deduction or collection from funds due to Seller from Transporter, related companies and/or third parties, whether or not such fees or costs are directly related to or equally liquidated with the funds from which they are deducted. It is anticipated that in the normal course of events, Transporter and the gas purchaser (EnerVest Monroe Marketing, Ltd.), will send a net check to Seller by the 28th day of each month. The net check will pay Seller an amount due for gas purchased by EnerVest Monroe Marketing, Ltd., after deducting the Transportation Fee and other costs (including any set off or compensation claims) from the purchase price for delivered gas. The net check to Seller will be accompanied by a statement showing the volume of gas delivered into the system and any other details for calculation of the net check paid to Seller. If Transporter elects not to send a netted check that deducts the Transportation Fee and other costs, then Transporter will mail or otherwise deliver invoices, or notice of amounts deducted, to Seller by the 15th day of each month, and Seller shall deliver to Transporter full payment of each monthly invoice by the last day of the month in which the invoice is received. In the event Seller fails to make timely payment, and the failure continues for five (5) days after written notice of default is given Seller, then Transporter may, at its option, suspend transportation services or terminate this Agreement upon written notice to Seller. Seller may not reduce or offset any amounts due Transporter against any amounts that Seller claims it is owed under this Agreement or any other agreement, debt or claim.
3.2 Taxes and Other Charges. Seller shall pay all taxes, fees or charges, now or subsequently levied or assessed by any Governmental authority (State, local or Federal), for production, severance, gathering, transportation, handling, sales, delivery or use of gas, from the wellhead to the Delivery Point. Transporter shall pay all taxes, fees, costs or expenses arising from the transportation of the Dedicated Gas under this Agreement.

ARTICLE IV
TERM
4.1 Term . The initial term of this Agreement is for six (6) months, commencing on the Effective Date. This Agreement will automatically be extended from month to month thereafter, unless canceled by either party, by the giving of advance written notice of termination at least thirty (30) days prior to the anniversary of the Effective Date.
     Signed on the date shown below, but effective for all purposes as of the Effective Date shown in the first paragraph of this Agreement.

TRANSPORTER:

ENERVEST MONROE GATHERING, LTD..
Witnesses:
/s/ Cindy Mayza	By:	/s/ Mark A. Houser

Cindy Mayza	Name:	Mark A. Houser
	Title:	Vice President

DATE SIGNED: June 22, 2001

/s/ Lisa Renee Wilson NOTARY PUBLIC
[SEAL]

SELLER:

CARGAS OPERATING COMPANY
Witnesses:
Maggie Lytle	By:	/s/ Barringer K Primos

[ILLEGIBLE]	Name:	Barringer K Primos
	Title:	President

DATE SIGNED: June 21, 2001

/s/ Don S. Mears NOTARY PUBLIC [STAMP]

EXHIBIT A
Cargas Transportation Agreement
All wells flowing behind the Cargas Meter Station No. 997847-01

EXHIBIT B
Cargas Transportation Agreement
Delivery, Re-Delivery and Allocation
A. Delivery Point:
1. Delivery Point and Reporting: Seller shall deliver all Dedicated Gas into Transporter’s pipeline system at the inlet side of Transporter’s Cargas Meter # 997847, as listed on Exhibit “A” (the “Delivery Point”). Seller shall retain custody of, and liability for, all Dedicated Gas until it is delivered to Transporter at the Delivery Point. All Dedicated Gas shall be delivered by Seller at a pressure sufficient (in Transporter’s opinion) for the gas to enter Transporter’s pipeline system, at varying pressures that may exist from time to time. The delivery pressures shall never exceed normal operating pressure of the pipeline system, as set from time to time by Transporter. Seller shall install, at its cost, any pulsation dampeners or other facilities, required for delivery of gas at steady pressures. Any compression or other facilities required to accomplish delivery into the pipeline system at the Delivery Point, shall be installed at the cost, risk and expense of the Seller, but must be approved in advance by Transporter to meet its specifications and pressure requirements.
2. Standards: All fundamental constants, observations, records and procedures involved in the determining and/or verifying of the volume, quality and other characteristics of gas delivered and redelivered, shall be in accordance with the standards and methods prescribed in gas Measurement Committee Report No. 3, dated April, 1955, of the American Gas Association as now and from time to time amended. The unit of volumes for all purposes of measurement shall be one (1) cubic foot of gas at a temperature of sixty (60) degrees Fahrenheit and at an absolute pressure of fifteen and twenty-five thousandths (15.025) pounds per square inch absolute. The average atmospheric pressure shall be assumed to be fourteen and seven tenths (14.7) pounds per square inch. Whenever conditions of temperature and pressure differ from such standard, conversion of the volume from such conditions to the standard conditions shall be made in accordance with the Ideal Gas Laws corrected for deviation of the gas from Boyle’s Law in accordance with the methods and formulas prescribed in the American Gas Association’s manual for the determination of supercompressibility factors for natural gas, as last amended and superseded.
3. Costs Associated with New Delivery Point: In the event that Seller desires to deliver gas to Transporter at a point other than the Delivery Point listed on Exhibit A (“New Delivery Point”), then Seller shall deliver written notice thereof to Transporter. Transporter, in its own judgement, may deny such New Delivery Point. If Transporter elects to accept any New Delivery Point, Transporter shall construct and install, when practical, such new facilities as are necessary to accept delivery of gas at the New Delivery Point (the “New Facilities”). Seller shall pay Transporter, in advance, for the estimated costs of the New Facilities, including but not limited to all material and construction costs, and shall pay any additional amounts exceeding the estimate within five (5) business days after Seller’s receipt of an invoice from Transporter. All New Facilities shall be owned by Transporter, even though Seller pays for the New Facilities.
4. Meters. a). Testing: Transporter has (or will) install, own, control and operate, at the Delivery Point, a measuring station equipped with meters and other necessary equipment, by which the volumes of natural gas received for transportation shall be accurately measured. Except as otherwise provided in this Agreement, the pulling, cleaning, repairing, inspecting, testing, calibrating, adjusting, zeroing and the changing of charts on these meters shall be performed by Transporter, in a reliable and accurate manner. Seller shall have the right to be present at any time, and will have the right to set a confirmation meter or conduct any tests to confirm or refute any information provided by Seller or the accuracy of any measurements. The parties shall exercise reasonable care in the maintenance and operation of measuring equipment, so as to avoid any inaccuracy in excess of 1%, in the determination of the volume of gas received at the Delivery Point. Transporter shall have the right to adjust or disregard any charts or readings that are inaccurate or unreliable.
b). Reporting and Integration: Transporter will not record volumes of water, air or other non-combustible substance as a volume of natural gas. Seller shall have the right to audit the integration work done by Transporter after the 15th of the month following production or seven (7) working days after integration work is completed, which ever occurs last, provided they are requested within the time allowed under this Agreement for audits. Seller will complete all use of the charts and return them to Transporter within 30 days after receipt. Transporter will attempt to have all charts integrated and volumes reported back to the Seller, or its gas purchaser, by the 15th day of the month, or sooner if available.
5. Confirmation and Auditing of Measurements: Either party shall have the right to inspect, check, calibrate and take any other measures necessary to confirm that all meters function properly, have been properly calibrated and are accurate measures of the volumes of gas being produced and delivered to Transporter. Each party shall have the right to audit the records of the other party to confirm that all meter readings were accurate. Seller shall be entitled to install and operate at its own expense at the Delivery Point, any check meters or other equipment needed to check or verify the amount of gas produced from the Dedicated Wells or delivered at the Delivery Point. In addition to other remedies available under this Agreement. Transporter shall have the right, upon giving five (5) day written notice to Seller, to terminate all or part of this Agreement, and cease taking gas from any Dedicated Wells, if Transporter determines that Seller has willfully injected or allowed water, air or other foreign material to be introduced into the gas stream, or taken any action to misrepresent or inaccurately measure, calculate or report volumes of produced gas. Transporter and Seller will work together, where appropriate, to either confirm or correct any charts, meters, calculations, integration or other information questioned by either party.
6. No Foreign Materials: All volumes of water, air, foreign materials and gas delivered by Seller that do not meet the quality specifications required by this Agreement or the applicable gas purchaser, shall be excluded from the calculations of volumes used for allocation of gas to Seller. Seller shall not install any mercury meters, whether at the wellhead, master meter site or Delivery Point.

B. Re-Delivery:
1. Re-Delivery Point: Transporter shall redeliver, to EnerVest Monroe Marketing, Ltd., or other designated gas purchaser, all volumes of Dedicated Gas that meets the Quality Specifications on Exhibit “C”, at or near any of the following Re-Delivery Point(s) (collectively called the Re-Delivery Point):
(a)	The interconnect of Transporter’s pipeline system at the Midcoast Gas Company DeSiard Compressor Station (at meter numbers 417849-01 and 417849-02),

(b)	The Interconnect of Transporter’s pipeline system, or pipelines owned by affiliated companies, to the Koch Sterlington Plant or related facilities, at meter number 401-01; or

(c)	Such other point of interconnection to be established by Transporter.
C. Transporter’s Facilities:
1. The Gathering System; Transporter agrees to utilize its pipeline gathering systems and facilities that are currently in place from the Delivery Point to the Re-Delivery Point, which were primarily part of the “Core” pipeline in Monroe Field, Louisiana (referred to herein as the “pipeline system”). Transporter has also arranged for transportation rights under that portion of the “Non-Core” system which constitutes a regulated Intrastate transmission pipeline (downstream of intake to field compressors), owned by EnerVest Monroe Pipeline, Ltd., for the delivery, re-delivery or transmission to the Re-Delivery Point and for transmission of gas to alleviate bottlenecks or other operational problems, where needed in the sole opinion of Transporter. To the extent allowed by law and regulation, any charges to utilize the transportation rights on the Intrastate pipeline of EnerVest Monroe Pipeline, Ltd. are included in the Transmission Fee and other charges set forth in this Agreement. Transporter shall have no obligation to maintain a consistent pressure in the pipeline system, and may change the vacuum on all or any portion of the pipeline system at any times. Seller understands and agrees that Transporter will have the right to schedule all maintenance and repair work to be performed as Transporter deems appropriate, and that portions of the pipeline system affecting the Dedicated Wells may be shut in during times for maintenance or repairs to the any portion of the pipeline system, or the Intrastate Transmission pipeline. Transporter will have no liability of any nature to Seller which may be incurred as a result of any maintenance or repair work, including but not limited to lost revenues, increased costs, consequential damages or damage to any wells or equipment.

EXHIBIT C
(Cargas Station)
Quality Specifications
1. Quality. Any gas which Seller causes to be delivered to Transporter at the Delivery Point shall meet the following quality specifications: (a) Shall be of pipeline quality and commercially free of dust, gums, gum-forming constituents, and any other objectionable solid and/or liquid matter, (b) Shall not contain more than one percent (1%) by volume of oxygen, (c) Shall not contain more than twenty (20) grains of total sulfur, nor more than (1) grain of hydrogen sulfide per one hundred (100) cubic feet, (d) Shall not contain more than eight percent (8%) by volume of nitrogen, and (e) Shall have a gross heating value of not less than nine hundred forty (940) Btu on a wet basis per cubic foot. Temperature of the gas shall not exceed one hundred twenty (120) degrees Fahrenheit nor be less than forty (40) degrees Fahrenheit. The unit of volume for the purpose of determining total heating value shall be one (1) cubic foot of gas saturated with water vapor at a temperature of sixty (60) degrees Fahrenheit and an absolute pressure equivalent to fifteen and twenty-five thousandths (15.025) pounds per square inch absolute.
2. Failure to Meet Quality Specifications. If the gas fails to meet the quality specifications set forth above or the specifications of Seller’s gas purchaser, then Transporter may refuse to take any such gas tendered, or shut in the particular wells that Transporter believes are producing gas in violation of these quality specifications, until such gas is brought into conformity with the quality specifications required by this Agreement.
3. Non-Waiver. Failure to enforce the quality specifications set forth above, or any waiver with respect to any delivery or redelivery of gas hereunder shall not constitute a waiver of Transporter’s right to enforce the quality requirements of this Agreement, with respect to any other gas tendered for delivery to Transporter.
4. No Liquid Hydrocarbons. Seller shall not deliver oil, condensate or other liquid hydrocarbons (including hydrocarbons in the gas stream that liquefy at the Delivery Point), at the Delivery Point. Any oil, condensate or other liquid hydrocarbons captured, processed or saved by Transporter from the gas stream shall belong to, and be owned by Transporter. Seller shall have no right or claim in or to such liquid hydrocarbons or any proceeds from any sale.

EXHIBIT D
(Cargas Station)
Terms and Conditions
1. Force Majeure . In the event either party hereto is rendered unable, wholly or in part, by reason of force majeure, to carry out its obligations under this Agreement, other than to make any payments or accounting, then the obligations of the affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, so far as possible, be remedied with reasonable dispatch. Seller shall give Transporter written notice of any force majeure condition, as soon as possible after the occurrence, along with details of the event, actions taken to remedy the condition and an expected time for the condition to cease. The term “force majeure” as employed herein shall mean acts of God, acts of the public enemy, wars, blockades, insurrections, strikes or differences with workmen, riots, storms, floods, high water, washouts, arrests and restraints, civil disturbances, freezing of wells or lines of pipe, embargoes, expropriations of government or governmental authorities, equipment repairs, maintenance or failure of Transporter’s pipeline system, the inability of Transporter to acquire materials, supplies, permits and permissions necessary to perform any work for maintenance or alteration of the pipeline system, and the failure of a gas purchaser at the Re-Delivery Point to take delivery of gas. It is understood and agreed that the settlement of any labor disputes shall be entirely within the discretion of the party having the difficulty, and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strike or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty. It is expressly understood that during any emergency situations (including but not limited to maintenance or repair), Transporter shall have the right to curtail, reduce or cease taking any gas from Seller, all as to be determined in the sole judgment of Transporter.
2. Responsibility for Claims. Seller shall be solely liable for, and shall indemnify, defend and hold Transporter harmless from any claim for damages (including property losses or injury to or death of any person) arising out of or in connection with the production of wells, processing and movement of gas to the Delivery Point and for all damages after the re-delivery of gas. Transporter shall be solely liable for, and shall indemnify, defend and hold Seller harmless from any damage, injury or death in connection with the transportation of Seller’s Gas from the Delivery Point to the Re-Delivery Point, except for damages caused by the fault, negligence, misconduct or breach of this Agreement by Seller, its employees, agents, designees or nominees. Seller agrees to carry liability and other insurance to secure its obligations and responsibilities to satisfy any such claims, in amounts and with reputable insurers that are acceptable to Transporter.
3. Access to Seller’s Premises . Transporter or its agent shall have the continuing right of access to the premises of Seller and to all metering points for all gas transported hereunder, and for all purposes necessary for the fulfillment and confirmation of information under this Agreement.
4. Inspection of Records . Each party shall have the right at all reasonable times during business hours to examine the records (including integration records), charts, meters, measuring equipment and other pertinent data of the other party, and their contractors, to the extent necessary to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any of the provisions of this Agreement. If any such examination shall reveal, or if either party shall otherwise discover, any error or inaccuracy in its own or the other party’s statements, payments, measurements, integration, calculations or determinations, then proper adjustment and corrections thereof shall be made as promptly as practicable thereafter; provided that no adjustment of any statement, billing or payment shall be made after the lapse of two (2) years from the end of the calendar year to which such statement, billing or payment pertains.
5. No Assignment. This Agreement may not be conveyed or assigned, in whole or part, by the Seller without the prior written consent of Transporter. Transporter shall have the right to withhold its consent to an Assignment based on its sole determination of the stability, financial condition and business reputation of the proposed Assignee. Any Assignment of this Agreement that is approved, shall be made subject to the terms and conditions of this Agreement, and the Assignee shall assume all liabilities and obligations of the signing parry arising on and after the effective date of any Assignment. No Assignment shall relieve a party of its obligation or liabilities under this Agreement, unless the other parties expressly consent in writing to the release.
6. Non-Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall not constitute a waiver of any such breach or any other terms, condition, provision, obligation, covenant, duty, agreement or condition.
7. Warranty of Title . Seller warrants for itself, its successors and assigns, that it will have, at the time of delivery to Transporter, good title to or the right to the delivered gas, free and clear of all liens, encumbrances and claim. Seller agrees to defend, indemnify and save Transporter, its shareholders, officers, directors, agents and employees harmless from and against any and all suits, actions, debts, accounts, damages, liabilities, losses, costs and expenses (including, without limitation, court costs and attorneys’ fees) arising from or out of (a) any adverse claims of any person, (b) any claims for royalties, overriding royalties, security interests, license fees or other charges which are applicable to such delivery of gas and (c) any and all taxes or assessments which may be levied and assessed upon such delivery of gas.
8. Adjustment of Billing Errors. If at any time it is established that Seller has overpaid or underpaid Transporter, then within thirty (30) days after the final determination, Transporter shall refund to Seller the amount of any such overpayment or Seller shall pay to Transporter the amount of any such underpayment. If the parties are unable to agree on the adjustment of any claimed error, any resort by either of the parties to legal procedure, either by law, in equity or otherwise, shall be commenced within two (2) years after the end of the calendar year in which the alleged overpayment or underpayment was made, or shall thereafter be forever barred.

9. Severability. In the event that any clause or provision in this Agreement shall, for any reason, be deemed illegal, invalid or unenforceable, the remaining provisions and clauses shall not be affected, impaired or invalidated and shall remain in full force and effect.
10. Time . All time limits provided for herein are of the essence of this Agreement.
11. No Consequential Damages. Neither party shall be liable to the other for any indirect, incidental, consequential or punitive damages which may occur, in whole or in part, as a result of a party’s performance or non- performance of any of the terms and conditions of this Agreement. Seller waives any and all rights to damages resulting from the loss of any wells, gas or equipment, including loss of profits.
12. Collection Costs. In addition to other legal and ethical remedies provided by law, it is agreed that if either party does not comply with the terms, conditions or obligations of this Agreement, or any Exhibit, and it should be necessary to institute litigation for collection or to enforce any portion of this Agreement, the defaulting party shall be liable for all reasonable collection and litigation cost, including but not limited to attorney fees, court cost and interest.
13. 24 hour Contacts and Notice. For purposes of notice and emergency contacts, the addresses of the parties, until changed by written notice, shall be as follows:

Transporter:	Seller:
EnerVest Monroe Gathering, Ltd.	Cargas Operating Company
P.O. Box 219	P.O. Box 2807
Fairbanks, Louisiana 71240	Monroe, LA71207-2807
Attn: Mr. Jimmy Pardue	Attn: Mr. Barringer K. Primos
Phone: (318) 665-4506	Phone: 318) 322-1661
Fax: 318) 340-9204
Fax: (318) 665-4612	24 Hour Contact: (318) 366-8464
24 Hour Contact: (318) 665-4506	Mr. Donald Womack
All emergency communications shall be made by phone or in person, followed by written notification as soon as possible thereafter. Emergency situations shall be reported to the other party at any time of the day or night, at the 24 Hour Contact phone number listed above. Any other notices shall be made in writing, and may be given by U.S. Mail, Express Mail Services or by Fax.
14. Prior Agreements Canceled. This Agreement, including all Exhibits, constitutes the entire agreement between the parties for the transportation of gas and for chart integration services, for gas delivered at the Delivery Point, known as the Cargas Station. All prior agreements that relate to transportation of gas or chart integration at the Cargas Station, between Seller and Transporter, or Seller and any third party, are hereby canceled in full and replaced by this Agreement. The prior agreements that are canceled include, but are not limited to, the Chart Integration Services Agreement, dated June 1, 1997, between Seller and Mid Louisiana Marketing Company, any the Partial Assignment from Midcoast Marketing, Inc., dated June 1, 1997, and any Gas Transportation Agreements, including but not limited to any agreements with Midcoast Marketing, Inc., Mid Louisiana Gas Company, Coho Fairbanks Gathering Company, or any related companies.